Exhibit 99.1

Unaudited Pro Forma Financial Information

In April 2008, Lions Gate Entertainment Corp. (“Lions Gate” or the “Company”), through its wholly owned subsidiary, Lions Gate Films Holdings Company #2, Inc. formed a joint venture with Viacom International, Inc., its Paramount NMOC LLC (“Paramount”) and Metro-Goldwyn-Mayer Studios Inc. (“MGM”) to create a premium television channel and subscription video-on-demand service named “EPIX,” through the formation of Studio 3 Partners, LLC (“EPIX”). On May 11, 2017, pursuant to the Membership Interest Purchase Agreement dated April 5, 2017 (the “Purchase Agreement”), Lions Gate Films Holding Company #2, Inc., Viacom and Paramount, each completed the sale to MGM of 100% of their respective equity interests in EPIX, representing, in the aggregate, an 80.91% interest in EPIX, for approximately $1.032 billion. Lions Gate’s 31.15% equity interest in EPIX, which it held through Lions Gate Films Holdings Company #2, Inc. represented approximately $397.2 million of the sale, of which $23.4 million was paid to Lions Gate between the signing of the Purchase Agreement and the closing of the sale as a member distribution, and $373.8 million was paid upon closing. Prior to the sale of its 31.15% interest in EPIX, the Company had accounted for such interest as an equity method investment.

Based on the estimated carrying value of the Company’s interest in EPIX as of the date of closing and estimated transaction expenses, the Company is estimating a gain before income taxes of approximately $203.9 million which is expected to be recognized during the quarter ended June 30, 2017. The after-tax gain is estimated to be $128.5 million. The tax charge on the gain is a non-cash deferred charge for the use of the Company’s existing net operating loss carryforwards. The actual amount of the gain will be impacted by the change in carrying value of the investment through the date of closing.

A limited number of pro forma adjustments are required to illustrate the effects of the sale of Lions Gate’s equity interest in EPIX on the Company’s unaudited consolidated balance sheet as of December 31, 2016, and the Company’s unaudited consolidated statements of operations for the nine months ended December 31, 2016, and the Company’s consolidated statement of income for the fiscal year ended March 31, 2016. The following narrative description is furnished in lieu of unaudited pro forma consolidated financial statements.

The pro forma adjustments described below are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations for future periods or the results that would have been achieved if the Company had completed the sale of its 31.15% equity interest in EPIX on the dates indicated. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma financial information have been made. The unaudited pro forma financial information should be read in conjunction with the historical financial statements and related notes of Lions Gate.

Balance Sheet as of December 31, 2016 and Statement of Operations for the Nine Months Ended December 31, 2016:

•	Balance Sheet. Had the transaction occurred on December 31, 2016, the pro forma balance sheet at December 31, 2016 would have reflected the following pro forma adjustments: (a) an increase in the cash and total current assets balance by $393 million, to $988 million and $2.263 billion, respectively; (b) a reduction in the investments balance by $179 million, to $178 million; (c) an increase in the deferred tax liabilities balance by $77 million, to $538 million; and (d) an increase in retained earnings by $136 million to $84 million. The increase in retained earnings represents the gain, net of tax, calculated as if the transaction would have occurred as of December 31, 2016. As of December 31, 2016, pro forma total assets and total shareholders’ equity would have been $9.594 billion and $2.458 billion, respectively.

•	Statement of Operations. Had the transaction occurred on April 1, 2016, the pro forma statement of operations for the nine months ended December 31, 2016 would have reflected pro forma adjustments to reduce equity interest income by $21 million, to a loss of $10 million, and increase the income tax benefit by $8 million, to $100 million. Pro forma net loss and pro forma net loss attributable to Lions Gate Entertainment Corp. shareholders would have been $60 million for the nine months ended December 31, 2016. Pro forma basic and diluted net loss per share would have decreased $0.09 per share to a net loss of $0.40 per share. The expected gain on the transaction is excluded from the pro forma statement of operations information because it is non-recurring.

Statement of Income for the Year Ended March 31, 2016:

•	Statement of Income. Had the transaction occurred on April 1, 2015, the pro forma statement of income for the year ended March 31, 2016 would have reflected pro forma adjustments to reduce equity interest income by $52 million, to a loss of $8 million, and increase the income tax benefit by $19 million, to $96 million. Pro forma net income and pro forma net income attributable to Lions Gate Entertainment Corp. shareholders would have been $10 million and $17 million, respectively, for the fiscal year ended March 31, 2016. Pro forma basic and diluted net income per share would have decreased $0.22 per share to $0.12 per share and $0.11 per share, respectively. The expected gain on the transaction is excluded from the pro forma statement of income information because it is non-recurring.